Exhibit 99.2

Fushi Copperweld Signs Sales and Distribution Agreement with AFL Telecommunications

Fayetteville, TN, November 13, 2008 - Fushi Copperweld, Inc., (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, automotive and other electrical applications, today announced that it has executed an exclusive representative agreement with AFL Telecommunications, LLC (AFL), a major provider of products and services to the power utility market.

Under the terms of this agreement, AFL will serve as Fushi Copperweld’s sales agent and distributor for the Company’s copper-clad steel (CCS) products that primarily serves the power utility market. Fushi Copperweld is focused on expanding its CCS products into the power utility market. To support this new sales and distribution effort, Fushi Copperweld has added highly-experienced sales staffing to directly assist AFL with the expansion of the Company’s CCS customer base. The Company plans to add additional capacity to its Fayetteville, TN facility as a result of this agreement

AFL Telecommunications, a subsidiary of Fujikura Ltd. of Japan, is an industry leader in providing fiber optic products, engineering expertise and integrated services to the Electric Utility, Broadband, Telco, OEM, Private Network and Wireless markets. AFL Telecommunications is headquartered in Spartanburg, South Carolina and has additional operations in the U.S., Mexico and the U.K.

Dwight Berry, Vice President of Commercial Development of Fushi Copperweld stated, “We view the power utility market as a strong growth area for our CCS products. AFL has an extensive presence in the power utility market in many regions around the world and we believe they can help us extend our reach with our CCS product applications that serve this market. We look forward to working with AFL in the months and years ahead.”

Steve Ferguson, AFL’s General Manager of Accessories products which are marketed and sold to the electrical utilities, stated, “AFL is excited about our relationship with Fushi Copperweld. We are pleased to be partnering with a CCS product leader and are optimistic about growing Fushi’s product sales to the electrical utility market over the course of the next year.”

About Fushi-Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co,, Ltd., and Copperweld Bimetallics, LLC,, is the leading manufacturer and innovator of copper cladded bi-metallic engineered conductor products used in the electrical, telecommunications, automotive, utilities and industrial industries. With extensive design and production capabilities and a long-standing dedication to customer service, Fushi-Copperweld, Inc. is the preferred choice bi-metallic products world-wide. For more information, visit: www.fushicopperweld.com.

About AFL Telecommunications LLC
AFL Telecommunications, a subsidiary of Fujikura Ltd. of Japan, is an industry leader in providing fiber optic products, engineering expertise and integrated services to the Electric Utility, Broadband, Telco, OEM, Private Network and Wireless markets. AFL Telecommunications is headquartered in Spartanburg, South Carolina and has additional operations in the U.S., Mexico and the U.K. For more information, visit: www.afltele.com.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Nathan Anderson
Director of Investor Relations
Fushi Copperweld,Inc.
Email: IR@fushicopperweld.com
Tel: (+1) 931.433.0482

Bill Zima & Ashley Ammon
Integrated Corporate Relations
Tel: 203-682-8200